EXHIBIT 12.1

MF GLOBAL HOLDINGS LTD.

Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)

	For the Year Ended March 31,

	2011	2010	2009	2008	2007
Pre-tax income/(loss) from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(76,289)	$(195,412)	$9,949	$3,599	$289,663
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	272,649	327,770	563,757	3,234,548	3,783,117
Appropriate portion of rentals representative of the interest factor (2)	12,205	9,709	10,720	9,775	6,387

Total fixed charges	284,854	337,479	574,477	3,244,323	3,789,504

Earnings	208,565	142,067	584,426	3,247,922	4,079,167

Ratio of earnings to fixed charges (3)	—	—	1.02	1.00	1.08

(1)

The ratio of earnings to fixed charges is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by fixed charges. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

(2)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(3)

Due to the Company’s pre-tax loss in the years ended March 31, 2011 and 2010, the ratio coverage was less than 1:1 in each of these periods. The Company would have needed to generate additional earnings of $76,289 in the year ended March 31, 2011 and $195,412 in the year ended March 31, 2010 to achieve a coverage of 1:1 in each of these periods.

MF GLOBAL HOLDINGS LTD.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (4)

(Dollars in thousands)

	For the Year Ended March 31,

	2011	2010	2009	2008	2007
Pre-tax income/(loss) from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(76,289)	$(195,412)	$9,949	$3,599	$289,663
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	272,649	327,770	563,757	3,234,548	3,783,117
Appropriate portion of rentals representative of the interest factor (5)	12,205	9,709	10,720	9,775	6,387

Total fixed charges	284,854	337,479	574,477	3,244,323	3,789,504

Earnings	208,565	142,067	584,426	3,247,922	4,079,167
Preferred dividend requirements (6)	111,645	30,713	33,704	0	0

Total combined fixed charges and preferred dividends	396,498	368,192	608,181	3,244,323	3,789,504
Ratio of earnings to combined fixed charges and preferred dividends (7)	—	—	—	1.00	1.08

(4)

The ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by combined fixed charges and preferred dividends. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

(5)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(6)

The preferred dividend requirement represents the amount of pre-tax earnings required to cover preferred stock dividend requirements, with a tax gross-up adjustment in periods in which there is an income tax provision. For the years ended March 31, 2011 and 2009, a 34.4% and 38.8%, respectively, tax rate from ongoing operations was used to calculate the gross-up adjustment. For the year ended March 31, 2010, a tax gross-up adjustment was not required as the Company had an income tax benefit.

(7)

Due to the Company’s pre-tax loss in the years ended March 31, 2011 and 2010 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. The Company would have needed to generate additional earnings of $187,934 in the year ended March 31, 2011, $226,125 in the year ended March 31, 2010 and $23,755 in the year ended March 31, 2009 to achieve a coverage of 1:1 in each of these periods.